Exhibit 99.2

NUO THERAPEUTICS, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee (the “Committee”) is a corporate governance structure through which directors can effectively review and manage the officer and director compensation matters of Nuo Therapeutics, Inc. (the “Company”), administer equity incentive plan and review various director and executive benefit plans. The Committee will consider the input of the Company’s management when making its decisions and recommendations to the Board at large.

Membership and Organization

The members of the Committee shall be comprised of not less than three (3) directors. The Committee members shall meet the independence and other requirements established by law, the rules and regulations of the Securities and Exchange Commission. In addition, the members of the Committee shall meet the independence and experience requirements of the NASDAQ Stock Market or such exchange on which the securities of the Company are listed or which corporate governance and listing requirements the Board determines to apply in such determinations. The members of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Committee members may be replaced by the Board.

The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee may invite such members of management to its meetings as it deems appropriate.

Authority and Responsibilities

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the compensation practices of the Company are in accordance with all applicable requirements and best practices.

The Compensation Committee shall review and recommend to the Board with respect to:

●	the establishment of any director compensation plan or any executive compensation plan or other employee benefit plan which requires stockholder approval;

●	the establishment of significant long-term director or executive compensation and director or executive benefits plans which do not require shareholder approval;

●	any other matter, such as severance agreements, change in control agreements, or special or supplemental executive benefits, within the Committee’s authority;

●	the Company’s overall compensation policy and executive salary plan;

●

the annual base salary, annual bonus, and annual and long-term equity-based or other incentives of each corporate officer, including the CEO, as well as the relationship of all executive compensation to the performance of the CEO and of the Company. In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

●

corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend the CEO's compensation level based on this evaluation, which recommendation will be subject to approval by the full Board;

●

to the extent such disclosure is required by the Exchange Act, to review and discuss with management the Company's Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company's annual report on Form 10-K and proxy statement and produce the compensation committee report on executive officer compensation required to be included in the Company's proxy statement or annual report on Form 10-K;

●

to review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement;

●	recommendations to the full Board regarding the total amount and form of annual and other compensation to be paid to the directors of the Company;

●	available information relating to types and levels of executive compensation of other similarly situated companies in the Company’s industry;

●

evaluation and administration of the compensation program for the Company’s other executives for consistency with the executive compensation policy. Also, in evaluating and determining executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote;

●	the design and amendment of employee benefit plans, including proposals to establish, freeze, close off or terminate employee benefit plans and related trusts;

●

to review and discuss annually the Company's compensation arrangements to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate any such risk; and

●

the Long-Term Incentive Plan, any executive or employee stock incentive or stock purchase plans, and any management incentive or management performance incentive plans or other cash incentive plans. In reviewing and making recommendations regarding such incentive plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote.

Reports to Board

The Committee shall make regular reports to the Board. The Committee shall have authority to delegate any decisions to a subcommittee of the Committee, provided that a full report of any action taken is promptly made to the full Committee.

Compensation Committee Report

To the extent the Company is required to include such reports in its filings with the Commission, the Committee shall ensure preparation of the report on executive compensation to be included in such public filings of the Company.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation and oversee the work of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, outside legal counsel or other advisor to the Committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The Committee may select a compensation consultant, outside legal counsel or other advisors only after taking into consideration all relevant factors, including the following: (i) the provision of other services to the Company by the person that employs the compensation consultant, outside legal counsel or other advisor; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, outside legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, outside legal counsel or other advisor; (iii) the policies and procedures of the person that employs the compensation consultant, outside legal counsel or other advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, outside legal counsel or other advisor with a member of the compensation committee; (v) any stock of the Company owned by the compensation consultant, outside legal counsel or other advisor; and (vi) any business or personal relationship of the compensation consultant, outside legal counsel, other advisor or the person employing the advisor with an executive officer of the Company. The Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the above factors.

The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407 of Regulation S- K.

Charter Recommendation

The Committee shall periodically review and assess the adequacy of the Committee Charter and make recommendations to the Board relating to the Committee’s Charter and the Committee’s core meeting agenda for the upcoming year.

Performance Review

The Committee shall periodically perform a review of the performance of the Committee. The Committee shall conduct this evaluation in such manner as it deems appropriate.

3